CROWDGATHER, INC. NAMED TO 2011 INTERNET STOCK REVIEW
WATCH LIST

Woodland Hills, CA.  January 18, 2011 --- One of the leading networks of forum communities on the Internet, CrowdGather (OTCBB:CRWG), today announced that it has recently been added to the Internet Stock Review “Watch List” for 2011.

"We are pleased to have been recognized as one of the Internet Stock Review's 'Top Internet Stocks to Watch' for Year 2011," said Sanjay Sabnani, CrowdGather’s CEO.

"We're keeping CrowdGather on our Watch List as it continues to gather steam and move further along with its goal of partnering, aggregating and consolidating independently owned Internet Forum and Internet Message Board websites from across the Internet, to its current base of over 65,000 owned and hosted forum communities. Last month CrowdGather's network served up approximately 90 million page views, just two short years after going public in 2008." stated Roland Rick Perry, editor of the Internet Stock Review.

"We believe the company is on its way to achieving its ultimate goal of creating the largest centralized network of forum and messaging sites, thus enabling advertisers the ability to effectively target tens of millions of consumers from thousands of sites, with same ease as dealing with one "major website" with tens of millions of users," he added.

Research reviewed by the Internet Stock Review indicates that while the majority of Internet Forum and Message Board websites have fewer than 10,000 members, those sites continue to grow in popularity and some have already become major websites in their own right, with the top 10 sites having an average of 7.6 million members according to Big-Boards.com. We have observed the CrowdGather Network's significant growth through acquisitions and now believe it has the level of traffic and member base to get the attention of thought leaders in this field.
The top 10 Internet Forum and Message Board websites include:
1. GAIA Online: 23,732,410 members
2. IMobile: 9,591,781 members
3. Zenhax: 8,556,729 members
4. Bioware: 6,323,159 members
5. Game Show Network: 5,313,116 members
6. Deviant Art: 5,068,184 members
7. MLG Pro: 5,062,292 members
8. SoundClick: 4,307,098 members
9. MySpace: 4,150,200 members
10. IMBD: 4,111,600 members

Perry continued, “There's a joke popular among forum users, "How many Internet forum members does it take to change a light bulb?” The answer, "One to change the light bulb and to post that the light bulb has been changed, and 14 to share similar experiences of changing light bulbs." This in part explains how top forum’s millions of members created many billions of posts, which can contrast favorably in terminology to page views.

"The joke actually highlights one of the major overlooked benefits and attractiveness of Internet forums, which is a high level of user engagement.  Each advertisable page view and post, can create ten more page views on which advertisers can place a message. This is very similar to how each posting of a photo on Facebook for example, can create 10 or 20 more page views, seemingly multiplying by itself -- with no cost to creating the content by a website owner or manager like CrowdGather, which is why the Company once again find its place on our companies to watch for 2011."

About Internet Stock Review
Individuals wishing to find out more about the other 19 stocks to later be added on this year’s “Watch List,” can receive information by visiting the Review’s site at www.internetstockreview.ning.com

Each issue of the Internet Stock Review (ISR) includes headlines and links to the news origination sources for full coverage. The newsletter additionally reports on the availability of streaming audio/video profiles, press releases, shareholder conferences and interviews with senior management of the companies covered.

The InternetStockReview.ning.com Web site, like the company’s online newsletter is devoted to coverage of Internet related publicly traded companies. The site provides direct news links to the Web sites of companies covered via RSS feeds which enables investors to monitor the news of twenty companies in one site. Past performance is no indication and not an indicator of future performance. CrowdGather is client of Institutional Analyst Inc., which is an independent investor relations and research firm and publisher of the Internet Stock Review. Institutional Analyst, Inc. has been compensated by CrowdGather for services provided. Full disclaimers relating to compensation can be found on the research report for each client at the firm’s website www.internetstockreview.ning.com.

About CrowdGather, Inc.
With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor/Media Contact:   Sanjay Sabnani
                            Phone:   818-435-2472 x 101
                             Email:   sanjay@crowdgather.com